Exhibit 10.48

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Amanda Houghton)
This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into and effective as of January 1, 2013 (the “Effective Date”), by and between Healthcare Trust of America, Inc., a Maryland corporation (the “Company”), and Amanda Houghton (the “Executive”).
WHEREAS, the parties had previously entered into that certain employment agreement dated March 24, 2011 (the “Existing Agreement”) which sets forth the employment arrangement of the Executive with the Company; and
WHEREAS, the parties hereto wish to supersede and replace the Existing Agreement (except as specified herein) and enter into the arrangements set forth herein with respect to the terms and conditions of the Executive's continued employment with the Company from and after the Effective Date.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION 1
EMPLOYMENT AGREEMENT
This Agreement shall supersede and replace the Existing Agreement as of the Effective Date, which shall be of no further force and effect as of the Effective Date (except as specifically provided herein). Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the Employment Period set forth in Section 2 and in the positions and with the duties set forth in Section 3. Terms used herein with initial capitalization are defined in Section 11.
SECTION 2
EMPLOYMENT PERIOD
Unless earlier terminated pursuant to Section 7 hereof, the term of the Executive's employment hereunder in the position referenced under Section 3 shall begin as of the Effective Date and shall conclude on the third (3rd) anniversary of the Effective Date (the “Original Term”). The parties may agree to extend this Agreement for two additional one (1) year terms (the “Renewal Terms”); provided, however, that not later than ninety (90) days before the expiration of the Original Term or the Renewal Term, as the case may be, each party shall notify the other party of its intent whether the Agreement will be extended beyond such term. The period of the Executive's employment under this Agreement consisting of the Original Term and any Renewal Term, except as may be terminated early pursuant to Section 7, is herein referred to as the “Employment Period.”
SECTION 3
POSITION AND DUTIES
3.1    Position and Duties. The Executive shall serve as Executive Vice President - Asset Management of the Company during the Employment Period. The title of Executive can be reasonably adjusted by the Company. The Executive shall render management services to the Company as reasonably determined by the Chief Executive Officer of the Company (the “CEO”). The Company shall provide the Executive with necessary authority and reasonable resources to discharge the Executive's responsibilities under laws and regulations applicable to the Company and Executive.
3.2    Reporting. The Executive shall report directly to the CEO. The Executive shall not be required to take direction from or report to any other person unless otherwise directed by the CEO. The Executive shall devote the Executive's best efforts and full business time to the performance of the Executive's duties hereunder and the advancement of the business and affairs of the Company during the Employment Period. The Executive may, consistent with the other provisions of this Agreement and subject to pre-approval of the CEO, pursue other limited outside interests, including, but not limited to, devoting time to (A) serving on corporate, civic or charitable boards or committees, (B) delivering lectures, fulfilling speaking engagements or teaching at educational institutions, and (C) managing the Executive's personal investments, so long as such activities do not interfere with the full time performance of Executive's responsibilities as Executive Vice President - Asset Management of the Company in accordance with this Agreement.

SECTION 4
PLACE OF PERFORMANCE; TRAVEL OBLIGATIONS
During the Employment Period, the Executive's primary place of employment and work location shall be Scottsdale, Arizona, except as may otherwise be applicable in the event of an Asset Sale or Corporate Transaction, as defined in Section 11.13. The Executive acknowledges and agrees that the Executive shall have substantial travel obligations in connection with the performance of the Executive's duties under this Agreement, including, without limitation, regular travel responsibilities to the Company's regional offices, and as otherwise requested by the CEO, and that such travel obligations are an important part of the Executive's duties hereunder.
SECTION 5
COMPENSATION
5.1    Base Salary. During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be $275,000.00. The Base Salary shall be reviewed by the Compensation Committee of the Board (the “Compensation Committee”) no less frequently than annually and may be increased or decreased at any time during the Employment Period at the sole discretion of the Compensation Committee. The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company's payroll procedures in effect from time to time.
5.2    Bonus. During the Employment Period, the Executive shall be eligible to earn an annual performance bonus in an amount determined at the sole discretion of the Compensation Committee for each year, with a target of 100% of the Base Salary (the “Target Bonus”). It is the intention of the parties hereto that the Company shall establish bonus parameters for the Executive with respect to each fiscal year of the Employment Period. Executive acknowledges and agrees that the Executive's annual bonus is not guaranteed at any level, rather it is to be determined by the Compensation Committee, in its sole discretion, taking into account the recommendations of the CEO. The Compensation Committee shall establish the performance goals and objectives on which the annual bonus shall be based.
5.3    Equity Compensation.
(a)    Prior Equity Grants. The Executive has previously received awards of (i) 20,000 restricted shares of the Company's Common Stock (the “Shares”) on December 15, 2010, (ii) 5,000 restricted Shares on January 3, 2011, (iii) 40,000 restricted Shares on January 1, 2012, and (iv) 195,000 Series C Units of Healthcare Trust of America Holdings, LP, a wholly-owned subsidiary of the Company, on May 16, 2012, that may be converted into Shares if certain conditions are met (the “LTIP Grant,” and together with the awards referred to in clauses (i) through (iii), the “Prior Grants”). Such Prior Grants shall vest in the time and manner as set forth in the documents evidencing such grants, including the Existing Agreement. The Prior Grants were made pursuant to, and shall remain subject to the terms and conditions of the Company's Amended and Restated 2006 Incentive Plan (or its predecessor plan), as in effect on the dates of such grants (the “Plan”), and the applicable award agreement.
(b)    New Restricted Stock Grant. Subject to the approval of the Compensation Committee and the conditions and restrictions herein, within thirty (30) days after the Effective Date, the Company shall grant to the Executive an award of 40,000 restricted shares of the Company's common stock (the “New Grant”). Subject to the Executive's continued employment by the Company through the vesting date, the New Grant shall vest in one (1) installment on the third (3rd) anniversary of the Effective Date. The New Grant shall be made pursuant to, and, except as expressly set forth herein, shall be subject to the terms and conditions of, the Plan and the Company's standard form of Restricted Stock Agreement.
(c)    Lock-Up Period.
(i) The Executive agrees that without the prior written consent of the Board, the Executive shall not, during the period beginning on the Effective Date and ending on the earlier of (i) the completion of a Corporate Transaction or Asset Sale, (ii) the date on which the applicable shares of the Company's Class B common stock (“Class B Shares”) are converted into shares of Class A common stock as provided in Section 5.2.6(b) of the Company's Fourth Articles of Amendment and Restatement, (iii) the termination by the Company of the Executive without Cause or the termination by Executive with Good Reason, or (iv) the termination of the Executive as a result of death or Disability, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, submit a request for repurchase to the Company pursuant to the Company's share repurchase plan, or otherwise transfer or dispose of, directly or indirectly, any Class B Shares or any securities convertible into or exercisable or exchangeable for Class B Shares (including, without limitation, Class B Shares or such other securities which may be deemed to be beneficially owned by the Executive in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of such Class B Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any Shares.
(ii) Notwithstanding the foregoing, the Executive may transfer the Executive's Class B Shares (or, in the case of clause (6) below, warrants, options or other securities convertible or exchangeable therefor): (1) as a bona fide gift or gifts; (2) to any trust, partnership or limited liability company for the direct or indirect benefit of the Executive or the immediate family of the Executive; (3) (A) to a member of the Executive's immediate family or (B) if such transfer occurs by operation of law, including, without limitation, pursuant to a domestic relations order of a court of competent jurisdiction; (4) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (1) through (3) above; (5) to the Company in connection with the exercise of stock options or warrants or securities convertible into or exchangeable for Class B Shares (provided that the Class B Shares issued upon such exercise is subject to the restrictions set forth herein); or (6) to the Company in connection with the exchange or surrender of Class B Shares in satisfaction or payment of the exercise price of stock options, to satisfy any tax withholding obligations of the Executive in respect of such option; provided, however, (A) in case of any such transfer, except for bona fide gifts to charitable organizations pursuant to clause (1) and transfers to the Company pursuant to clauses (5) and (6), it shall be a condition to the transfer that such donee or transferee execute an agreement stating that such donee or transferee is receiving and holding the Class B Shares subject to the provisions of this Agreement, and (B) any such transfer shall not involve a disposition for value (except for transfers to the Company pursuant to clauses (5) and (6)), and (C) no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5). For purposes of this Section 5.3(c), “immediate family” shall mean the spouse, children, parents, grandchildren or grandparents of the Executive.
5.4    Benefits. During the Employment Period, the Executive shall be entitled to all employee benefits and perquisites made available to senior executives of the Company, including, without limitation, group medical, dental, vision, life insurance, long-term disability insurance, retirement, pension, 401(k) savings plans and/or prescription drug plan coverage, subject to the condition that the Executive is eligible for participation in any such plans. The Company shall pay 100% of the premium cost of the Company's health insurance coverage provided to the Executive (and the Executive's dependents, if applicable) by the Company from time to time. Nothing contained in this Agreement shall prevent the Company from terminating plans, changing carriers or effecting modifications in employee benefits coverage for the Executive as long as such modifications affect all similarly situated senior executives of the Company.
5.5    Vacation; Holidays. During the Employment Period, the Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which vacation days shall be taken at a reasonable time or times. The Executive shall be entitled to four (4) weeks vacation per year, and accrual of vacation time is capped at a maximum of four (4) weeks. A maximum of one (1) week of any unused vacation may carry over from calendar year to calendar year in accordance with the general policies of the Company and subject to applicable law.
5.6    Directors and Officers Insurance and Indemnification. The Company shall maintain insurance to insure the Executive against claims arising out of an alleged wrongful act by the Executive while acting in good faith as an officer of the Company or one of its subsidiaries. The Company shall further indemnify and exculpate the Executive from money damages incurred as a result of claims arising out of an alleged wrongful act by the Executive while acting in good faith as an officer or employee of the Company, or of its subsidiaries, to the fullest extent permitted under applicable law, subject to the terms of the Indemnification Agreement between the Company and the Executive dated as of December 20, 2010, as such agreement may be amended from time to time.
5.7    Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or authorized by the Executive. The Executive may, subject to prior approval by the Compensation Committee, elect that any withholding required upon any taxable event in connection with an award granted under the Plan be satisfied, in whole or in part, by withholding from any Shares otherwise delivered or deliverable in respect of the award a number of Shares having a Fair Market Value (as defined in the Plan) on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Compensation Committee establishes. All such elections shall be subject to any restrictions or limitations that the Compensation Committee, in its sole discretion, deems appropriate.

SECTION 6
EXPENSES
During the Employment Period, the Executive is expected and is authorized, subject to the business expense policies as determined by the Company, to incur reasonable expenses in the performance of the Executive's duties hereunder, including the costs of entertainment, travel, and similar business expenses. During the Employment Period, the Company shall promptly reimburse the Executive for all such expenses upon periodic presentation by the Executive of an accounting of such expenses on terms applicable to senior executives of the Company. During the Employment Period, the Executive shall be entitled to upgrade to “First Class” airfare for all flights over three (3) hours in duration.
SECTION 7
TERMINATION OF EMPLOYMENT
7.1    Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employment Period under the provision so indicated. Termination of the Employment Period shall take effect on the Date of Termination (as defined in Section 11.13 hereof). The Employment Period may be terminated under the following circumstances:
7.2    Death. The Executive's employment shall terminate immediately upon the Executive's death.
7.3    By the Company. The Company may terminate the Executive's employment:
(i)    if the Executive shall have been unable to perform, in the opinion of a competent physician selected by the Board, any or all of the Executive's duties hereunder, either with or without reasonable accommodation, by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months, or any six months in a twelve-month period (a “Disability”); or
(ii)    with or without Cause (as defined in Section 11.13 hereof).
7.4    By the Executive. The Executive may terminate the Executive's employment at any time for Good Reason or without Good Reason (as defined in Section 11.13 hereof).
7.5    Return of Information. The Executive agrees to deliver to the Company at the termination of the Executive's employment, or at any other time so demanded by the Company, all records, files, software, software code, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, technical information, contracts, sales or marketing materials, personnel information, financial information, and the like (together with all copies of such documents and things) relating to the business of the Company and its Affiliates and their predecessors which the Executive may then possess or have under the Executive's control.
SECTION 8
COMPENSATION UPON TERMINATION
The Executive's employment must be terminated during the Employment Period in order for the Executive to receive any payment or other benefit under this Section 8.
8.1    Death. If the Executive's employment terminates during the Employment Period as a result of the Executive's death, the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, within thirty (30) days following the Date of Termination, any accrued but unpaid Base Salary through the Date of Termination, and all equity-based awards granted by the Company (other than the LTIP Grant and any similar awards that may hereafter be granted to the Executive) that are outstanding and unvested on the Date of Termination shall become fully vested on the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any life insurance, death in service or other equivalent policy for the benefit of the Executive).

8.2    Disability. If the Company terminates the Executive's employment during the Employment Period because of the Executive's Disability, the Company shall pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. In addition, if the Company terminates the Executive's employment during the Employment Period because of the Executive's Disability, then all equity-based awards granted by the Company (other than the LTIP Grant and any similar awards that may hereafter be granted to the Executive) that are outstanding and unvested on the Date of Termination shall become fully vested on the Date of Termination, and the Executive shall be entitled to the COBRA benefit provided under Section 8.6(b). The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan and any disability or other medical insurance policy for the benefit of the Executive).
8.3    By the Company for Cause; By the Executive Without Good Reason. If the Company terminates the Executive's employment during the Employment Period for Cause or if the Executive terminates the Executive's employment during the Employment Period without Good Reason, the Company shall pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
8.4    By the Company Without Cause; By the Executive for Good Reason. If the Company terminates the Executive's employment during the Employment Period other than for Cause, Disability or death, or the Executive terminates the Executive's employment during the Employment Period for Good Reason, the Company shall pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. In addition, the Executive shall be entitled to the Separation Benefits (as defined in Section 8.6 upon the conditions set forth therein). The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
8.5    General Release. The Executive shall execute a customary general release in a form satisfactory to the Company in furtherance of this Agreement and as a condition to the receipt of any Separation Benefits (the “Release”). Nothing in this Section 8 shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of the Executive to the Company or others for any action or omission by the Executive, including, without limitation, any actions which formed, or could have formed, the basis for termination of the Executive's employment for Cause.
8.6    Separation Benefits. For purposes of this Agreement, “Separation Benefits” shall mean:
(a)     payment by the Company to the Executive of:

(1)
the product of (x) the Executive's Target Bonus for the year in which the Date of Termination occurs, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365; and

(2)	a severance benefit, in the amount equal to two (2) times the Executive's Base Salary at the rate in effect on the Date of Termination.
Subject to Section 11.12 hereof, the cash payments provided in Section 8.6(a) above shall be made by the Company in a lump sum on the sixtieth (60th) day following the Date of Termination.
(b)    if the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive's eligible dependents would be entitled under Section 4980B (“COBRA”), of the Internal Revenue Code of 1986, as amended (the “Code”), then the Company shall pay to the Executive (or reimburse the Executive for) any applicable premium under COBRA for participation in such plans for a period of six (6) months beginning on the Date of Termination, subject to the condition that the Executive remains eligible for participation in such plans; and

(c)    all equity-based awards granted by the Company (other than the LTIP Grant and any similar awards that may hereafter be granted to the Executive) that are outstanding and unvested on the Date of Termination shall become fully vested on the Date of Termination.
Notwithstanding any other provisions herein to the contrary, the Executive's receipt of the Separation Benefits shall be subject to and conditioned upon Executive's compliance with the terms and conditions of Section 9 of this Agreement and the Executive having executed, within 45 days after the Date of Termination, the Release and such Release having not been revoked within any revocation period provided by applicable law.
8.7    Termination Upon Expiration of the Original Term or any Renewal Term without Renewal. If the Executive's employment terminates upon the normal expiration of the Original Term or the then-current Renewal Term, the Company shall pay to the Executive within thirty (30) days following the Date of Termination any accrued but unpaid Base Salary through the Date of Termination. All other unpaid amounts, if any, which the Executive has accrued and is entitled to as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Section 5 shall be paid in accordance with the terms of such arrangements. The Company shall have no further obligations to the Executive under this Agreement or otherwise (other than pursuant to any employee benefit plan).
SECTION 9
COVENANTS
9.1    Confidential and Trade Secret Information. The Company has developed or possesses certain confidential and proprietary and/or trade secret information, including but not limited to customer lists; business practices; know-how; financial information; personnel information for employees and independent contractors of the Company; management information, practices and strategies; information related to the self-management program and implementation of same; asset acquisition, management and disposition strategies; and marketing and advertising strategies (collectively, the “Information”). The Executive shall be provided with and have access to the Information in connection with the Executive's employment with the Company.

9.2    Protection and Ownership of the Information. The Executive acknowledges and understands that the Information that has been provided, or may in the future be provided, is highly valuable, proprietary and secret to the Company and that all such Information is solely the property of the Company. Accordingly, the Executive agrees, both during and after the Executive's employment with the Company:

(i)    to not use or disclose any of the Information for any reason other than for the benefit of the Company as reasonably contemplated by the Executive's duties as set forth in this Agreement. The Executive also agrees to use the Executive's best efforts to prevent the use and/or disclosure of the Information by any unauthorized person or entity;

(ii)    to not use or disclose the Information for the Executive's own benefit nor for the benefit of any third party;

(iii)    upon such time as the Executive has no further employment or other relationship with the Company, or at any time upon request, to return to the Company, in good condition, the original and all copies of any documents, discs, tapes, other electronic data storage media, blueprints, drawings, diagrams, manuals, memoranda, records, books, files, papers, or any other documents or things containing confidential and/or trade secret information (collectively, the “Documents”). The Executive shall have no right to copy or otherwise reproduce the Documents and shall not retain any copies or reproductions of same; and

(iv)    not to take from the Company any written, printed, or copies of the Information without the prior written permission of the Company. Nothing in this Section 9, however, shall prohibit the Executive from using or disclosing the Information to the extent required by law, or to the extent necessary in furtherance of the Executive's duties to the Company. If the Executive is required by applicable law to disclose any Information, the Executive shall (1) provide the Company with prompt notice before such disclosure so that the Company may attempt to obtain a protective order or other assurance that confidential treatment shall be accorded such Information, and (2) cooperate with the Company in attempting to obtain such order or assurance.

Notwithstanding anything to the contrary herein, no documentation or information shall be deemed Information, as defined herein, if such information has become generally available to the public by the act of one who has the right to disclose such information without violating any statutory or common law, contractual obligation or right or privilege of the Company. This definition shall not limit any definition of “confidential information,” “trade secret” or any equivalent term under applicable state or federal law.

9.3    Non-Competition. The Executive agrees, for the duration of the Time Limit (as defined in Section 9.6 hereof) the Executive shall not, either directly or indirectly or in any individual or representative capacity, promote, sell or otherwise provide, within the Geographical Limit (as defined below), products or services that are competitive with those of the Company, including, without limitation, products or services relating to the acquisition, leasing, operation or management of medical office buildings or healthcare-related facilities or similar assets, in a capacity that involves the execution of job duties or responsibilities that are the same as or similar to the job duties and responsibilities that the Executive executed on behalf of the Company (and, for the avoidance of doubt, including without limitation the provision of products or services to Duke Realty Corp., Griffin-American Healthcare REIT, HCP, Inc., Healthcare Realty Trust Incorporated, Health Care REIT, Inc., or Ventas Inc.).

The term “Geographical Limit” herein shall mean the United States. In the event a court of competent jurisdiction determines the geographic area as set forth herein is too broad, the parties agree to narrow such restriction to the geographic area of the United States west of the Mississippi River. In the event a court of competent jurisdiction determines the geographic area as set forth herein is too broad, the parties agree to narrow such restriction to the state of Arizona. In the event a court of competent jurisdiction determines the geographic area as set forth herein is too broad, the parties agree to narrow such restriction to Maricopa County, Arizona.

9.4    Non-Solicitation of Customers, Vendors and Others. The Executive agrees, for the duration of the Time Limit that the Executive, either directly or indirectly, or in any individual or representative capacity, shall not request or solicit any of the Company's investors, prospective investors, shareholders, tenants, clients, business contacts, brokers, dealers, agents, customers or vendors to withdraw, curtail, cancel, or decrease the level of their business with and/or referrals to the Company or request that they do business with or provide referrals to any third party in competition with the Company.

9.5    Non-Solicitation of the Company's Employees. The Executive agrees, for the duration of the Time Limit that the Executive, either directly or indirectly, or in any individual or representative capacity, shall not request or solicit any of the Company's employees to terminate the Executive's employment with the Company or to accept employment with any third party in competition with the Company. Nothing herein shall prevent the Executive, directly or indirectly through the use of agents, employees or other representatives, from placing general advertisements in any widely-distributed media (such as newspapers and Internet postings) for employment directed at the public at large (as opposed to directed specifically at the Company's employees) that have the effect of inducing or influencing any of the Company's employees to terminate the Executive's employment with the Company.

9.6    Time Limit. The term “Time Limit” shall mean during the Executive's employment with the Company and continuing for one (1) year after the Date of Termination of any such employment for any reason. In the event of a violation of any of the covenants contained in this Section 9, the Time Limit shall be extended by a period of time equal to that period beginning when the activities constituting the violation commenced, and ending when those activities terminated.

9.7    Reasonableness of Limitations; Severability. The Executive hereby acknowledges and agrees that the covenants and obligations made and undertaken in this Section 9 are fair and reasonable in all respects, including, without limitation, with respect to duration, geographic area and scope of activity, and do not (and shall not) prevent the Executive from earning a livelihood. In the event that one or more of the provisions of the covenants made and undertaken in this Section 9 is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. Further, if any of the provisions of the covenants made and undertaken in this Section 9 are found to be invalid or unenforceable by a court or competent jurisdiction, such provisions shall be severed, modified or redefined by consideration of the reasonable concerns and needs of the Company such that the intent of the parties in agreeing to the provisions of this Agreement shall not be impaired and the provision in question shall be enforceable to the fullest extent permitted by applicable laws.

9.8.    Enforcement of Agreement. The parties agree that a violation by the Executive of any part of this Section 9 shall cause irreparable damage to the Company which cannot be easily and fairly quantified. For that reason, the Executive agrees that the Company shall be entitled, as a matter of right, to an injunction from any court of competent jurisdiction, without the necessity of posting bond, restraining any further violation of this Section 9. This remedy shall be in addition to any other rights and remedies the Company may have pursuant to this Agreement or law, including, specifically, the recovery of monetary damages, whether compensatory or punitive.

9.9    Survival. This Section 9 shall survive termination of this Agreement for any reason.

SECTION 10
SECTION 4999 OF THE CODE

(a)    Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payment to the Executive, a calculation shall be made comparing (i) the net benefit to the Executive of the Payment after payment of the Excise Tax, to (ii) the net benefit to the Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 10(b) below). For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 10, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax shall apply to such Payment.
(b)    The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to Section 10(a)(i) and (ii) above shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations. Any determination by the Determination Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Executive was entitled to, but did not receive pursuant to Section 10(a), could have been made without the imposition of the Excise Tax (“Underpayment”). In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 10 shall be of no further force or effect.
SECTION 11
MISCELLANEOUS
11.1    Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered by overnight courier, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:
      (a)     If to the Company:
Healthcare Trust of America, Inc.
The Promenade, Suite 320
16435 North Scottsdale Road
Scottsdale, AZ 85254
Fax: (480) 991-0755
Attention: Chief Executive Officer
With a copy to:
O'Melveny & Myers LLP
Two Embarcadero Center

28th Floor
San Francisco, CA 94111
Fax: (415) 984-8701
Attention: Peter T. Healy, Esq.
(b)    If to the Executive:
Amanda Houghton
The Promenade, Suite 320
16435 North Scottsdale Road
Scottsdale, AZ 85254
Fax: (480) 991-0755
at the address on the books and records of the Company at the time of such notice, or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
11.2    Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
11.3    Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8 and 9 shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
11.4    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder, and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any merger, consolidation or sale of all or substantially all of the assets of the Company and any similar event with respect to any successor corporation. Notwithstanding anything herein to the contrary, the rights and obligations of the Company hereunder shall inure to the benefit of, and shall be binding upon, any successor to the Company or its business by merger or otherwise, whether or not there is an express assignment, delegation or assumption of such rights and obligations.
11.5    Dispute Resolution. In the event that any dispute or disagreement arises between the parties in connection with any provision of this Agreement, the parties shall first submit such disagreements to mediation, which mediation shall occur in Scottsdale, Arizona. Either party may commence mediation by providing to Judicial Arbitration and Mediation Services, Inc. (“JAMS”) and the other party a written request for mediation, setting forth the subject of the dispute and the relief requested. The parties shall cooperate with JAMS and with one another in selecting a mediator from JAMS panel of neutrals, and in scheduling the mediation proceedings. The parties shall share equally in the costs of mediation. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator or any JAMS employees, are confidential, privileged and inadmissible for any purpose, including impeachment, in any proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. Either party may commence a legal action with respect to the matters submitted to mediation at any time following the initial mediation session or forty-five (45) days after the date of filing the written request for mediation, whichever occurs first.

11.6    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

11.7    Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. No waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature. The failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of any such provisions, rights or privileges hereunder, or a waiver of any subsequent breach or default of a similar nature.
11.8    Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
11.9    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Arizona (but not including the choice of law rules thereof). The parties further agree that the sole and exclusive forum for litigating any disputes arising under the terms of this Agreement shall be a court of competent jurisdiction in the State of Arizona.

11.10    Integrated Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There have been no offers or inducements regarding the making of this Agreement except as set out herein.
11.11    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
11.12    Provisions Regarding Code Section 409A.
(a)    This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code).
(b)    Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder by reason of the Executive's termination of employment, such Non-Exempt Deferred Compensation shall not be payable or distributable to the Executive by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definitions). If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “separation from service,” or such later date as may be required by subsection (c) below.
(c)    Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive's separation from service during a period in which the Executive is a “specified employee” (as defined in Section 409A of the Code and applicable regulations), then payment or commencement of such Non-Exempt Deferred Compensation shall be delayed until the earlier of (i) thirty (30) days following the Executive's death, or (ii) the first day of the seventh month following the Executive's separation from service.
(d)    Whenever in this Agreement a payment or benefit is conditioned on the Executive's execution of a release of claims, such release must be executed and all revocation periods shall have expired within 60 days after the Date of Termination; failing which such payment or benefit shall be forfeited.
(e)    If the Executive (or the Executive's spouse or eligible dependents) is entitled to be paid or reimbursed for any taxable expenses under this Agreement, including, but not limited to, those expenses provided in Sections 5, 6 and 11, and such payments or reimbursements are includible in the Executive's federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. No right of the Executive to reimbursement of expenses under this Agreement, including, but not limited to, those provided in Sections 5 and 6, shall be subject to liquidation or exchange for another benefit.
11.13    Definitions

“Affiliate” means any entity from time to time designated by the Board and any other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition: “control” means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Asset Sale” means the sale or other disposition of all or substantially all of the Company's assets for cash or other consideration, unless such Asset Sale is a Non-Qualifying Transaction (as defined herein).
“Board” means the board of directors of the Company.
“Cause” means: (i) the Executive's conviction of or entering into a plea of guilty or no contest to a felony or a crime involving moral turpitude, (ii) the intentional commission of any other act or omission involving dishonesty or fraud that is materially injurious to the Company or any of its Affiliates, as reasonably determined by the Board; (iii) the Executive's substantial and repeated failure to perform duties of the office(s) held by the Executive, as reasonably directed by the CEO, if such failure is not cured within ten (10) days after the Executive receives written notice thereof; (iv) gross negligence or willful misconduct in the performance of the Executive's duties which materially injures the Company or its reputation; (v) the Executive's willful breach of the material covenants of this Agreement; or (vi) the Executive's failure to satisfy the Executive's travel obligations, as set forth in Section 4, in furtherance of satisfying the Executive's duties under this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Corporate Transaction” means the consummation of a merger, consolidation, statutory share exchange, stock purchase or similar form of corporate transaction involving the Company that provides the Company's stockholders with a combination of cash and/or securities of a company that are traded on a National Securities Exchange, unless such Corporate Transaction is a Non-Qualifying Transaction (as defined herein).
“Date of Termination” means: (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such thirty (30) day period; (iii) if the Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; (iv) if the Executive's employment is terminated during the Employment Period, either by the Company or the Executive, for any other reason, the date specified in the Notice of Termination; or (v) if the Executive's employment is terminated by reason of expiration of the Employment Period by its terms, the date on which the Employment Period expires by its terms.
“Good Reason” means, in the absence of the written consent of the Executive: (i) except in connection with a material decrease in the business of the Company, a diminution in the Executive's Base Salary in excess of thirty percent (30%), or (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement, including, without limitation, any failure by the Company to comply with and satisfy Section 11.4 of this Agreement. Notwithstanding the foregoing, (A) the Executive must notify the Company in writing of any event or condition described in subsection (i) hereof within thirty (30) days of the initial existence of such event or condition, (B) the Company shall have at least thirty (30) days after receipt of such notice from the Executive to cure such initial event or condition, and (C) the Executive must separate from service with the Company within thirty (30) days after the end of the cure period described in (B) hereof, but no later than one (1) year following the initial existence of any event or condition described in subsection (i), or (ii) hereof.
“National Securities Exchange” means (i) the New York Stock Exchange, NYSE Amex Equities, or the Global Market or the Global Select Market of the NASDAQ Stock Market (or any successor to such entities), or (ii) a national securities exchange (or tier or segment thereof) that has listing standards that the Securities and Exchange Commission has determined by rule are substantially similar to the listing standards applicable to securities described in Section 18(b)(1)(A) of the Securities Act.

“Non-Qualifying Transaction” means, with respect to a Corporate Transaction or an Asset Sale, immediately following such Corporate Transaction or Asset Sale: (A) all or substantially all of the individuals and entities who were the “beneficial owners” (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934), respectively, of the outstanding Company Common Stock and the Company's then outstanding securities eligible to vote for the election of directors (the “Company Voting Securities”) immediately prior to such Corporate Transaction or Asset Sale, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Corporate Transaction or Asset Sale (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets or stock either directly or through one or more subsidiaries, the “Surviving Entity”) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction or Asset Sale, of the outstanding Company Common Stock and the outstanding Company Voting Securities, as the case may be, and (B) no person (other than (x) the Company or any subsidiary, (y) the Surviving Entity or its ultimate parent entity, or (z) any employee benefit plan (or related trust) sponsored or maintained by any of the foregoing) is the “beneficial owner,” directly or indirectly, of 50% or more of the total common stock or 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Entity, and (C) at least a majority of the members of the board of directors of the Surviving Entity were Incumbent Directors at the time of the Board's approval of the execution of the initial agreement providing for such Corporate Transaction or Asset Sale. For purposes of this definition, “Incumbent Directors” means, during any consecutive 12-month period, individuals who, at the beginning of such period, constitute the Board.
[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

“COMPANY”

HEALTHCARE TRUST OF AMERICA, INC.,
A Maryland corporation

By: /s/ Scott D. Peters
Name: Scott D. Peters
Title: Chief Executive Officer, President and Chairman

“EXECUTIVE”

/s/ Amanda Houghton
Amanda Houghton